UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2005

U.S. Shipping Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ		08837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 635-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 5, 2005, U.S. Shipping Partners L.P. (the “Partnership”) entered into a non-binding Memorandum of Agreement to acquire from Wilmington Trust Company the motor vessel GUS W. DARNELL for an aggregate purchase price of $25 million.  The vessel is a Jones Act coastwise double hulled product tanker, built in 1985, capable of carrying approximately 240,000 barrels. The vessel was built for use by the Military Sealift Command of the U.S. Navy as part of a fleet of six vessels, which they have used primarily to deliver jet fuel to various locations in the world.  The transaction will be financed utilizing available cash and the Partnership’s existing credit facilities and is expected to close in September 2005.

On July 10, 2005, the Board of Directors of the general partner of the Partnership approved the Memorandum of Agreement to acquire the motor vessel GUS W. DARNELL for an aggregate purchase price of $25 million.  On July 10, 2005, the Partnership made a non-refundable deposit of $2.5 million of the purchase price.

ITEM 9.01 – FINANCIAL STATEMENTS AND EXHIBITS

(c)                                                                                  Exhibits.

Exhibit Number	Title
2.1	Memorandum of Agreement dated July 5, 2005 between Wilmington Trust Company and U.S. Shipping Partners L.P.
99.1	Press Release of U.S. Shipping Partners L.P. dated July 8, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SHIPPING PARTNERS L.P.
By: US Shipping General Partner LLC, its general partner

	By:	/s/ Albert E. Bergeron
	Name:	Albert E. Bergeron
	Title:	Vice President—Chief Financial Officer (principal financial and accounting officer)

Date: July 12, 2005